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                           August 12, 2020

       Laura Steele
       Controller
       Arrow Financial Corporation
       250 Glen Street
       Glens Falls, NY 12801

                                                        Re: Arrow Financial
Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed August 10,
2020
                                                            File No. 333-243662

       Dear Ms. Steele:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact John
Stickel at 202-551-3324 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance